                                                                    EXHIBIT 10.4

                             EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into effective as of the 7th day of March, 1994, by and between GUILFORD OF MAINE, INC., a corporation organized under the laws of the State of Delaware, U.S.A. (the "Company"), and BRIAN L. DEMOURA, currently a resident of Orangeburg, South Carolina ("Employee").

         WHEREAS, the Company desires to employ Employee in the capacity of President; and

         WHEREAS, Employee desires to be employed by the Company under the terms set forth below.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. The Company hereby employs Employee as of March 7, 1994 (the "Effective Date"), and Employee hereby accepts such employment, upon the terms and subject to the conditions hereinafter set forth.

         2. Duties. Employee shall be the President of the Company. After May 31, 1994, Employee shall devote his full time and best efforts to accomplishing such tasks as may be requested by the Board of Directors of the Company and shall perform such tasks in a manner satisfactory to the Company. Prior to that date, Employee shall devote so much of his time as is possible to such tasks, it being acknowledged that Employee is spending part of his time in the employment of Fashion Fabrics of America through May 31, 1994, unless Employee is sooner released therefrom.

         3. Avoidance of Conflict of Interest. While employed by the Company, and except as noted in Paragraph 2 above, Employee shall not engage in any other business without the prior written consent of the Company. Without limiting the foregoing, Employee shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Company. In addition, under no circumstances will Employee have any financial interest in any competitor of the Company; provided, however, that Employee may invest in no more than 2% of the outstanding stock or securities of any competitor whose stock or securities are traded on a national stock exchange of any country.

         4. Term. The term of Employee's employment under this Agreement shall commence on the Effective Date and shall continue until terminated under
Section 5 below.

         5. Termination. Employee's employment with the Company may be terminated as follows:

         (a) Employee may voluntarily terminate his employment hereunder at any time, effective 60 days after delivery to the Company of his signed, written resignation.

         (b) Subject to the terms of Paragraphs 5(c) and (d) below, the Company may terminate Employee's employment hereunder, in its sole discretion, whether with or without just cause, at any time upon written notice to Employee, it being clearly understood and agreed that Employee's employment hereunder is "at will".

         (c) If Company terminates Employee's employment without just cause as defined in Paragraph 5(d) below, Employee shall be entitled to receive employment termination compensation in an amount equal to the total of Employee's most recent annual gross income as reflected on the most recent Internal Revenue Service Form W-2 statement of annual income issued to Employee by Company. This sum shall be paid in equal monthly installments, less withholding for federal and state taxes, F.I.C.A., and any other applicable withholdings, for 12 months after the effective date of Employee's termination. This payment shall be in lieu of any and all other payments or compensation of any nature whatsoever to which Employee might otherwise be entitled from Company, other than Employee's vested rights under existing Company pension plans and stock option plans or written contracts. To be entitled to receive this compensation, Employee shall sign whatever additional release of claim and confidentiality agreements Company may reasonably request of Employee at the time of payment. Employee hereby agrees and acknowledges that if he voluntarily resigns from his employment or if terminated for just cause, he shall be entitled to no payment or compensation whatsoever from the Company other than as may be due him through his last day of employment and from Company pension, option, or other benefit plans to the extent he has a vested interest in them.

         (d) The Company, for just cause, may immediately terminate Employee's employment hereunder at any time upon delivery of written notice to Employee. For purposes of this Agreement, the term "for just cause" shall mean: (i) Employee's conviction of, or admission of guilt with respect to, any crime, or any misdemeanor involving moral turpitude; (ii) Employee's dishonesty or fraud with respect to the business affairs of the Company, or outside of the business affairs of the Company if such conduct might reasonably be expected (as determined by the Company's Board of Directors) to impair his credibility, or the Company's, with the general public or the employees, customers or suppliers of the Company; (iii) Employee's failure or refusal to perform (after reasonable notice, warning and an opportunity for corrective action) the duties assigned to him pursuant to this Agreement; or (iv) Employee's breach of any covenant or obligation required of him under this Agreement (including, without limitation, the Exhibits attached hereto).

         Upon termination of Employee's employment (whether voluntary on the part of Employee or the Company, or for just cause), the obligations of Employee pursuant to Sections 7 (including Exhibit "A") and 8 hereof shall survive and remain in effect.

         6. Compensation and Benefits. During the term of Employee's employment with the Company hereunder after May 31, 1994, Employee shall receive the following compensation and benefits:

         (a) Salary. The Company shall pay Employee an initial base salary at the rate of $175,000 per year, payable in equal monthly installments.

         (b) Bonus. Employee shall be eligible to receive an annual bonus in accordance with the Company's bonus program, as in effect from time to time. Employee's bonus potential will be 75% of base salary. Employee acknowledges and agrees that the determination to pay any bonus (and the amount of any bonus paid) is entirely within the discretion of the Company and is not guaranteed.

         (c) Car Allowance. Company shall provide Employee a leased automobile. The automobile shall not have a list price in excess of $32,000, which amount may be modified by the Company from time to time. The automobile shall be of a make and model commensurate with the automobiles provided to other employees of the Company. Employee is responsible for maintaining any and all records and information required by the Internal Revenue Service to demonstrate the business and personal use of any automobile provided to Employee by the Company.

         (d) Housing Expenses. The Company shall pay Employee's brokerage fee (up to 6% of the net sale price thereof) incurred on the sale of his current residence (the "Residence") and Employee's normal closing costs incurred on the purchase of his new residence in Maine. In the event Employee has not sold the Residence within six (6) months from the Effective Date ("Purchase Date"), Company agrees to purchase the Residence for a purchase price equal to the value determined by a certified appraisal of the Residence, such appraiser being selected and paid by Company. In the event either party objects to the value determined by such appraiser, the purchase price shall be the average of such certified appraisal and a second certified appraisal to be selected and paid by the objecting party. Company, at its option, may either proceed to the closing of the purchase of the Residence or pay Employee the equity value (defined as the difference between the purchase price and any existing mortgage(s) on the Residence) and maintain legal title to the Residence in Employee's name until Company locates a third party purchaser. If Company elects to maintain title with Employee, Company shall be responsible for the payment of the principle and interest due on any mortgage(s) on the Residence as well as any utilities, real estate taxes or other expenses accrued and payable after the Purchase Date. Company shall have absolute discretion and control of the sale of the Residence after the Purchase Date and shall absorb any loss or receive any benefit realized between the purchase price determined above and the actual sale price to a third party. Employee shall cooperate with Company in performing such acts and providing such documents and information as may be necessary to facilitate the sale of the Residence. Employee shall also be entitled to all other standard Company relocation expense reimbursements not covered by the foregoing provisions.

         (e) Expenses. The Company shall reimburse Employee for, or assume directly, all reasonable business expenses incurred by Employee in the performance of his duties under this Agreement, provided that Employee accounts for such expenses in accordance with Company policy and such expenses are ordinary and necessary business expenses of the Company.

         (f) Stock Options. The Company shall promptly issue to Employee stock options for 40,000 shares of Interface, Inc. stock under the Key Employee Stock Option Plan (1993). Such stock options shall be governed by the terms of the Key Employee Stock Option Plan (1993).

         (g) Other Benefits. Employee shall be entitled to vacation with pay, life insurance, health insurance and such other employee benefits as he may be entitled to receive in accordance with the established plans and policies of the Company, as in effect from time to time.


         (h) Pro-Rated Benefits. Prior to May 31, 1994, the benefits set forth in Paragraphs 6(a), (b), (e) and (g) shall be pro-rated or allocated, as the case may be, on a basis proportionate with the days per week Employee works for the Company versus the days he works for Fashion Fabrics of America.

         7. Confidentiality and Work Product. Employee agrees to execute and be bound by the terms and conditions of the Employee Agreement Regarding Confidentiality and Work Product attached hereto as Exhibit "A", which is hereby made a part of this Agreement.

         8. Restrictions on Post-Employment Activities. Employee covenants and agrees that, for a period of 18 months immediately following his resignation or termination of his employment with the Company for just cause, he will not, directly or indirectly, on his own behalf or on behalf of any other person or entity:

               (i) Solicit the patronage or business of any person or entity which was a customer of the Company during the term of Employee's employment, or of any of the prospective customers of the Company solicited or called upon by the Company within two years prior to the termination of Employee's employment, for the purpose of selling or providing (or attempting to sell or provide) to any such customer or prospective customer any product or service substantially similar to or competitive with any product or service sold or offered by the Company during the term of Employee's employment by the Company; or

               (ii) Solicit for employment or hire any person who is then employed by the Company (whether such employment is pursuant to a written contract with the Company or otherwise), or induce or attempt to induce any such person to leave the employment of the Company for any reason.

         If Employee's employment is terminated by the Company without just cause, the term of the covenants contained in this Paragraph 8 shall be for 12 months, rather than 18 months.

         If Employee has any doubts as to whether a person or entity is a customer or prospective customer which he is restricted from soliciting as provided in covenant (i) above, Employee will submit a written request to an officer of the Company for clarification and afford the Company at least 10 days (from the receipt of such request) to respond before taking any action with respect to such person or entity. Employee agrees that any violation by him of one or both of covenants (i) and (ii) above shall automatically toll the 24-month post-termination time period relating to such covenant(s) for the amount of time that the violation continues. Employee further acknowledges and agrees that the covenants contained herein are reasonable and necessary to protect the legitimate business interests of the Company.

         9. Injunctive Relief. Employee acknowledges that any breach of the terms of Sections 7 (including Exhibit "A") and 8 would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Employee therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach or threatened breach by Employee.

         10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws.

         11. Notices. All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted upon actual receipt if delivered in person or by telecopy or telex, and upon the earlier of actual receipt or the expiration of 3 days after mailing if sent by registered or certified mail, postage prepaid to the parties at the following addresses:

         TO THE COMPANY:  Guilford of Maine, Inc.
                          P.O. Box 179
                          Oak Street
                          Guilford, ME  04443
                          Fax No.:  207/876-4352
                          Attn: Benjamin E. Dever,
                                Vice President, Finance and Administration

         WITH A COPY TO:  Interface, Inc.
                          2859 Paces Ferry Road, Suite 2000
                          Atlanta, Georgia  30339
                          Fax No.:  404/956-9764
                          Attn:    David W. Porter, Vice President
                                   and General Counsel

         TO EMPLOYEE:     Brian L. DeMoura
                          1332 Lee Boulevard
                          Orangeburg, South Carolina  29115

Either party may change its address (and fax number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

         12. Failure to Enforce. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party thereafter to enforce each and every such provision.

         13. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Employee and his heirs and personal representatives.

         14. Entire Agreement. This Agreement (together with the Exhibits hereto) supersedes all prior discussions and agreements between the parties and constitutes the sole and entire agreement between the Company and Employee with respect to the subject matter hereof. This Agreement shall not be modified or amended except pursuant to a written document signed by the parties hereto.

         15. Severability. Employee acknowledges and agrees that the Company's various rights and remedies referenced in this Agreement are cumulative and nonexclusive of one another, and that Employee's covenants and agreements contained herein are severable and independent of one another. Employee agrees that the existence of any claim by him against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of any or all of such covenants or agreements of Employee hereunder. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions shall remain in full force and effect.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names as of the date first written above.


                                     GUILFORD OF MAINE, INC.



                                     By: /s/ David W. Porter       [SEAL]
                                         -------------------------
                                         David W. Porter
                                         Vice President





                                     EMPLOYEE



                                     /s/ Brian L. DeMoura          [SEAL]
                                     -----------------------------
                                     Brian L. DeMoura

                                  EXHIBIT "A"

                  EMPLOYEE AGREEMENT REGARDING CONFIDENTIALITY
                                AND WORK PRODUCT


         During the course of my employment, the Company has furnished or disclosed (or may furnish or disclose) to me certain Confidential Information related to its business. I also may invent, develop, produce, write or generate Confidential Information and Work Product which might be of great value to its competitors. I acknowledge that the continuing ability of the Company to engage successfully in its business and provide goods and services on a competitive basis depends, in part, upon maintenance of the secrecy of the Confidential Information and protection of its rights in Work Product.

         Therefore, as part of the consideration for the compensation paid or to be paid me for my services during the course of my employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I covenant and agree with and in favor of the Company as follows:

1. DEFINITIONS. The following terms, whenever used in this Agreement, shall have the respective meanings set forth below:

         Company -- Interface, Inc. and its direct and indirect subsidiaries and affiliated companies (including, without limitation, Interface Flooring Systems, Inc.), individually and collectively. (References herein to EMPLOYER shall mean the particular company by which I am employed.)

         Confidential Information -- (i) All Trade Secrets (as defined below), and (ii) any other information that is material to the Company and not generally available to the public, including, without limitation, information concerning the Company's methods and plans of operation, production processes, marketing and sales strategies, research and development, know-how, computer programming, style and design technology and plans, non-published product specifications, patent applications, product and raw material costs, pricing strategies, business plans, financial data, personnel records, suppliers and customers (whether or not such information constitutes a Trade Secret).

         Trade Secret --Information of or about the Company that would be considered a trade secret under Georgia law; namely, that information which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such information constituting Trade Secrets may include, but shall not be limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing or process, financial data or plans, product plans, or a list of actual or potential customers or suppliers.

         Nondisclosure Period -- (i) With respect to any Trade Secret, the period of my employment with Employer and for so long afterwards as the pertinent information or data remains a Trade Secret; and (ii) with respect to Confidential Information that does not constitute a Trade Secret, the period of my employment with Employer and for a period of two years thereafter.

         Work Product -- (i) All writings, tapes, recordings, computer programs and other works in any tangible medium of expression, regardless of the form of medium, and (ii) all inventions or ideas in the nature of a new design, machine, process, method of manufacture, composition of matter or formula, or any new and useful improvements thereof, that relate to the business conducted by the Company and have been or are conceived, prepared or developed by me (in whole or in part, alone or in conjunction with others) during the term of my employment with Employer.

2. CONFIDENTIALITY. During the applicable Nondisclosure Period, I will neither use (except as necessary to perform my obligations to Employer) nor disclose to any other person or entity (except employees of the Company authorized to receive such information) any Confidential Information without the prior written consent of an executive officer of Employer to do so. The foregoing obligations shall apply with regard to all

Confidential Information known to me, including such Confidential Information first disclosed to (or known by) me prior to the date of this Agreement. The limited duration of the Nondisclosure Period shall not operate or be construed as affording me any right or license to use any Confidential Information (or Work Product) at the end of such Nondisclosure Period, or as a waiver by the Company of the rights and benefits available to it under laws governing the protection and enforceability of patents, copyrights and other intellectual property.

3. EXCEPTIONS. The foregoing confidentiality obligations shall not apply to: (i) any information that, through no fault of mine, shall have become disclosed in the public domain through publications of general circulation,
(ii) any information received by me in good faith from a third party who has the legitimate possession of and unrestricted right to disclose such information, and (iii) any information that I can demonstrate through prior written records to have been within my legitimate possession prior to the time of my first employment with Employer. If I am unsure as to whether any particular information or data constitutes Confidential Information, or as to the applicable Nondisclosure Period, I will submit a written request to an executive officer of Employer for clarification and afford Employer at least 20 days (from the date of receipt of such request) to respond before disclosing or personally using such information or data.

4. RIGHTS TO WORK PRODUCT. The Work Product, and all patents, copyrights and other rights, titles and interests whatsoever in and to the Work Product, shall be owned solely, irrevocably and exclusively throughout the world by Employer as works made for hire. If and to the extent any court or agency should conclude that the Work Product (or any portion thereof) does not constitute or qualify as "work made for hire", I hereby (without further consideration) assign, grant and deliver unto Employer (or its designee), solely, irrevocably and exclusively throughout the world, all rights, titles and interests whatsoever (whether presently in existence or arising in the future) in and to the Work Product. I will execute and deliver such additional grants, assignments, transfer instruments and other documents as Employer from time to time (whether during or subsequent to my employment) reasonably may request for the purpose of evidencing, perfecting, enforcing, registering or defending its complete, exclusive, perpetual and worldwide ownership of all such rights, titles and interest in and to the Work Product, or to effect the transfer of any such rights, titles and interests to designees of Employer. I hereby irrevocably constitute and appoint Employer as my agent and attorney-in-fact (with full power of substitution) to execute and deliver, in my name, place and stead, any and all such assignments or other instruments (including, without limitation, applications for U.S. and foreign patents) which I shall fail or refuse promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this paragraph, I acknowledge and agree that the Company may edit, modify, use, publish and exploit the Work Product (and any portion thereof) in all media and in such manner as the Company in its discretion may determine.

5. RETURN OF INFORMATION. Upon request by an executive officer of Employer at any time, and in any event upon termination of my employment for any reason, I will deliver to an executive officer of Employer all written materials and records and all other tangible items (such as tools and devices) in my possession or under my control that constitute or embody Confidential Information or Work Product, or that otherwise are the property of the Company or relate to the affairs of the Company, and will keep no copies or duplicates thereof except as may be expressly authorized in writing at that time by an executive officer of Employer.

6. INJUNCTIVE RELIEF. I acknowledge that any breach of the terms of this Agreement would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. I therefore agree that the Company, in addition to any other rights and remedies available to it, shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of my breach or threatened breach of any term of this Agreement.

7. GENERAL MATTERS. (a) All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate applicable law. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms hereof shall remain in full force and effect. (b) This Agreement does not create in me any rights of continued employment, and whatever rights Employer may have to terminate my employment are not affected hereby. (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia (USA). (d) The covenants and agreements set forth herein shall inure to the benefit of the Company and its successors and assigns, and shall be binding upon me and my heirs, personal representatives and assigns.

         I have executed this Agreement on the 7th day of March, 1994.


                          READ, UNDERSTOOD AND AGREED:


                          /s/ Brian L. DeMoura
                          -------------------------
                          Brian L. DeMoura



                                     A-2